EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-214352) pertaining to the 2016 Performance Incentive Plan of Quality Care Properties, Inc. of our report dated February 2, 2018 except for Note 19, as to which the date is March 8, 2018, with respect to the consolidated financial statements of HCR ManorCare, Inc., as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, included in this Annual Report (Form 10-K) of Quality Care Properties, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Toledo, Ohio
March 8, 2018